UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 31, 2018

MidWestOne Financial Group, Inc.
(Exact name of registrant as specified in its charter)

Commission file number 001-35968

Iowa	42-1206172
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)
102 South Clinton Street
Iowa City, Iowa 52240
(Address of principal executive offices, including zip code)
(319) 356-5800
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously announced, Kent L. Jehle retired from his position as Chief Credit Officer of MidWestOne Financial Group, Inc. (the “Company”) and its wholly owned banking subsidiary, MidWestOne Bank, as of the close of business on August 31, 2018.
In connection with Mr. Jehle’s retirement, the Company and Mr. Jehle entered into a Release and Waiver of Claims, dated as of August 31, 2018 (the “Release”), which provides that: (i) Mr. Jehle will receive salary continuation payments for ten months following his retirement in the aggregate amount of $229,166.67, and will receive a lump sum payment of $31,366.29; (ii) all of his outstanding unvested restricted stock unit awards shall immediately vest; and (iii) the Company will pay an amount equal to the employer’s share of medical coverage that it pays for its employees generally towards Mr. Jehle’s COBRA coverage. The Release also provides for a release of all claims against the Company and contains other provisions typical for similar agreements. Mr. Jehle will continue to be subject to the restrictive covenants included in his employment agreement with the Company. Mr. Jehle may revoke the Release for a period of seven days following its execution, after which time it will become effective. The foregoing summary of the terms and conditions of the Release is not complete and is qualified in its entirety by the text of the Release, which is filed herewith as Exhibit 10.1 to this current report on Form 8-K and which is incorporated herein by reference.
Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits. The following exhibits are filed herewith:

10.1	Release and Waiver of Claims between MidWestOne Financial Group, Inc. and Kent L. Jehle, dated as of August 31, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWESTONE FINANCIAL GROUP, INC.

Dated:	September 4, 2018	By:	/s/ BARRY S. RAY
Barry S. Ray
Senior Vice President and Chief Financial Officer